Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of December 22, 2020

among

1847 WOLO INC.,

WOLO MANUFACTURING CORP.,

WOLO INDUSTRIAL HORN & SIGNAL, INC.,

BARBARA SOLOW,

AND

STANLEY SOLOW

i

Disclosure Schedule

ii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 22, 2020 (the “Agreement”), among 1847 Wolo Inc., a Delaware corporation (the “Buyer”), Wolo Manufacturing Corp., a New York corporation and Wolo Industrial Horn & Signal, Inc., a New York corporation (each, a “Company” and together, the “Companies”), Barbara Solow and Stanley Solow, as the shareholders of the Companies (each, a “Sellers” and together, the “Sellers”) and Stanley Solow, in his capacity as the “Seller Representative” (as defined in Section 10.15). The Buyer, the Companies, the Sellers and the Seller Representative may each be referred to herein individually as a “Party” or together as the “Parties”.

BACKGROUND

The Sellers are collectively the record and beneficial owner of 100% of the issued and outstanding shares of capital stock of the Companies on a fully-diluted basis (the “Shares”). The Sellers desire to sell all of the Shares to the Buyer, and the Buyer desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Shares, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Companies have any present or future right to benefits sponsored or maintained by the Companies or any ERISA Affiliate.

“Business” means the research and development, design, manufacture, assembly, production, marketing, distribution, sale, and repair of horns and horn accessories, including those for general purpose, automotive, marine, truck, motorcycle and industrial applications as replacement or specialty accessory purposes, on-board systems and accessories, back-up alarms, warning lights, emergency lights, light bars, hide away lights, sirens and public address systems, speakers, and other automobile accessories.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, NY are authorized or required by Law to close.

“Closing Working Capital” means the Net Working Capital as reflected on the Closing Date Balance Sheet determined in accordance with OCBOA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” together with either Company within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Companies or any Affiliate thereof, or any predecessor of any of the foregoing.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, among the Parties and the Escrow Agent, in a form to be agreed among the Parties and the Escrow Agent.

“Escrow Agent” means JPMorgan Chase Bank.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indebtedness” means (a) any obligations relating to indebtedness for borrowed money, (b) any obligations evidenced by bonds, notes, debentures or similar instruments or (c) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (c) all obligations to pay the deferred purchase price of property or services, (d) all capital lease obligations, (e) all obligations or liabilities of others secured by a Lien on any asset, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others that are guaranteed, and (g) any other obligations or liabilities which are required by U.S. Generally Accepted Accounting Principles to be shown as debt on the balance sheet; provided, however, that the PPP Loan shall not be treated as Indebtedness hereunder in any respect.

“Independent Accounting Firm” means any nationally recognized independent registered public accounting firm which has not represented any of the Parties or any of their respective Affiliates for the past five years as will be agreed by the Seller Representative and the Buyer in writing.

“Inventory Value” means the amount attributed to the value of the Inventory by the mutual agreement of the Parties pursuant to Section 6.12 of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of the Seller Representative, in each case without obligation of inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Companies and any of its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; or (viii) any natural or man-made disaster or acts of God (including, without limitation, pandemic).

“Minimum Cash Amount” means $25,000.

“Net Working Capital” means (i) Accounts Receivable; plus (ii) Inventory; plus (iii) prepaid expenses and other current assets, including, but not limited to, the Minimum Cash Amount; less (iv) current accounts payable, accrued Liabilities and outstanding checks and other current Liabilities.

“Net Working Capital Target” is equal to $4,250,000.00.

“OCBOA” means Other Comprehensive Basis of Accounting. The Companies use tax-based accounting on an accrual basis.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth on Section 3.3(a) of the Disclosure Schedule.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“PPP Loan” means that certain loan under the Paycheck Protection Program between JP Morgan Chase Bank and Wolo Manufacturing Corp., in the original principal amount of $172,350.

“Preliminary Working Capital” means the Net Working Capital as reflected on the Preliminary Balance Sheet, determined in accordance with OCBOA.

“Pro Rata Share” means with respect to Stanley Solow, 50% and with respect to Barbara Solow, 50%.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, tariffs, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Companies, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Shares, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any Party to this Agreement or any other agreement or document will include such Party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under OCBOA.

ARTICLE II
PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Sellers will sell, transfer and deliver, and the Buyer will purchase from the Sellers, all of the Shares, for an aggregate purchase price, subject to adjustment as described in Section 2.2, of Seven Million Three Hundred Thousand Dollars ($7,300,000) in cash (the “Purchase Price”).

(a) At the Closing, the Buyer will deliver to each of the Sellers, in immediately available funds to the account(s) designated by the Seller Representative prior to the Closing, an amount equal to their respective Pro Rata Share of (i) the Purchase Price, less (ii) the Escrow Amount (the “Closing Payment”).

(b) At the Closing, the Buyer will deliver an amount equal to the outstanding balance of the PPP Loan as of the Closing Date (the “Escrow Amount”), which will be delivered to JPMorgan Chase Bank, N.A. (the “Escrow Agent”) for deposit into an escrow account (the “Escrow Account”) to be established pursuant to the terms of the Escrow Agreement.

(c) At the Closing, the Seller Representative will deliver to the Buyer a certificate or certificates representing the Shares, if certificated, duly endorsed or accompanied by stock powers duly endorsed in blank.

2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited balance sheet of the Companies (the “Preliminary Balance Sheet”) as at the Closing together with a certificate of the Seller stating that the Preliminary Balance Sheet was prepared in accordance with OCBOA so as to present fairly in all material respects the financial condition of the Companies as of such date.

(ii) If the Net Working Capital Target exceeds the Net Working Capital as set forth on the Preliminary Balance Sheet, then the Closing Payment shall be reduced at the Closing by an amount equal to such difference. If the Net Working Capital as set forth on the Preliminary Balance Sheet exceeds the Net Working Capital Target at Closing, the Closing Payment shall be increased at the Closing by an amount equal to such difference.

(iii)   As soon as practicable following the Closing Date (but not later than seventy-five (75) days after the Closing Date), the Buyer shall cause its auditor to prepare and deliver to the Seller Representative an audited balance sheet of the Companies (the “Closing Date Balance Sheet”) as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with OCBOA in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Companies, it being understood that, in all circumstances, the same methodology, calculation and principles must be used to calculate each of the Net Working Capital Target, the Preliminary Working Capital and the Closing Working Capital; provided, however, that the Parties hereby acknowledge that the Inventory Value (adjusted for inventory sold and inventory received through the closing date and priced at the price paid by the Company using the Company’s historical inventory pricing methodology) shall be the value attributed to Inventory for all purposes, including without limitation, the Closing Date Balance Sheet and Closing Working Capital and that under no circumstances shall there be any reduction to the Inventory Value, the Preliminary Working Capital or the Closing Working Capital on account of any slow moving, obsolete or other inventory matters unless there is a corresponding dollar for dollar reduction to the Net Working Capital Target. Unless otherwise consented to by the Sellers, which consent shall not be unreasonably withheld, in the event that the Buyer fails to deliver to the Closing Date Balance Sheet to the Seller Representative prior to the end of such seventy-five (75) day period, the Net Working Capital as set forth on the Preliminary Balance Sheet shall be deemed final and conclusive and binding upon the Sellers and the Buyer as the Closing Working Capital.

(iv) If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer (or, at the Buyer’s direction, the Companies) shall pay promptly (and, in any event, within seven (7) days) to the Sellers an amount in cash that is equal to their respective Pro Rata Share of such excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Sellers shall pay promptly (and, in any event, within seven (7) days) to the Buyer an amount in cash that is equal to their respective Pro Rata Share of such excess. Any such adjustment shall be treated as an adjustment to the Purchase Price.

(v) In the event the Seller Representative does not agree with the calculation of Closing Working Capital as reflected on the Closing Date Balance Sheet, the Seller Representative shall so inform the Buyer in writing within thirty (30) days of the Seller Representative’s receipt thereof, such writing to set forth the objections of the Seller Representative in reasonable detail. If the Seller Representative and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within thirty (30) days after notification by the Seller Representative to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Seller Representative and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within thirty (30) days after such disputed items are referred to the Independent Accounting Firm. If the Buyer and the Seller Representative are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). The Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Seller Representative does not object to the Closing Working Capital within the thirty (30) day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(vi) The Seller Representative shall be entitled to have access to the books and records of the Companies and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Adjustment for Outstanding Indebtedness. The Closing Payment shall be decreased by the amount of any outstanding Indebtedness of the Companies existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding Indebtedness; provided, however, that any amounts outstanding as of the Closing Date in respect of the PPP Loan shall remain outstanding and no adjustment to the Closing Payment shall be made in connection therewith.

(c) Adjustment for Outstanding Cash. The Closing Payment shall be increased by an amount equal to (i) the aggregate amount of outstanding cash and cash equivalents of the Companies existing as of the Closing Date, less (ii) the Minimum Cash Amount.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the Parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Seller Representative may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). Notwithstanding the foregoing, it is the intent of the Parties that the Closing shall occur on or prior to December 31, 2020. In the event that the Closing occurs following December 31, 2020, Buyer shall indemnify and hold harmless Sellers for any amounts in respect of Taxes payable by Sellers in connection with the transactions contemplated by this Agreement that are in excess of the amounts in respect of Taxes that would have been payable by Sellers in connection with the transactions contemplated by this Agreement if the Closing had occurred on or prior to December 31, 2020.

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to each Seller, their respective Closing Payment, adjusted in accordance with subsection 2.2(a)(ii), subsection 2.2(b) and subsection 2.2(c) above, by paying such sum to the Sellers by transfer of immediately available funds in accordance with instructions provided by the Seller Representative and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b) At the Closing, the Buyer will deliver the Escrow Amount to the Escrow Agent for deposit into the Escrow Account.

(c) At the Closing, each Seller will deliver to the Buyer (i) a certificate or certificates representing his or her Shares duly endorsed or accompanied by stock powers duly endorsed in blank and (ii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to Section 7.1 of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Each of the Sellers represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the disclosure schedule to be delivered to the Buyer in accordance with Section 6.11 hereof (the “Disclosure Schedule”). The Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

3.1 Authority and Enforceability. Each Seller has the requisite legal capacity to execute and deliver this Agreement, to perform such Seller’s obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other Party hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against each Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 3.2(b)(i), violate any Law applicable to such Seller or (ii) violate any Contract to which such Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 3.2(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Shares.

(a) The Sellers holds of record and owns beneficially all of the Shares constituting all of the issued and outstanding shares of capital stock of the Companies, free and clear of all Liens, other than Permitted Liens.

(b) Except as set forth in this Agreement, no Seller is a party to any Contract obligating a Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Companies.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Disclosure Schedule, the Sellers do not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

The Seller Representative represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Disclosure Schedule.

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) Each Company is a corporation duly organized, validly existing and in good standing under the Laws of New York, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Companies, and no other action is necessary on the part of the Companies to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Companies and, assuming the due authorization, execution and delivery by each other Party hereto, constitutes a legal, valid and binding obligation of the Companies, enforceable against each of the Companies in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Companies do not have any Subsidiaries.

4.3 Capitalization.

(a) The authorized and outstanding capital stock of the Companies is as set forth in Section 4.3(a) of the Disclosure Schedule. No other capital stock of the Companies are authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of the Companies and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the Companies. There are no Contracts of any kind to which the Companies are a party or by which the Companies are bound, obligating the Companies to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Companies, or any “phantom stock” right, stock appreciation right or other similar right with respect to the Companies, or obligating the Companies to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Companies, the value of which is in any way based upon or derived from any capital or voting stock of the Companies or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Companies’ stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Companies to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Companies. There are no voting trusts, registration rights agreements or stockholder agreements to which either of the Companies is a party with respect to the voting of the capital stock of the Companies or with respect to the granting of registration rights for any of the capital stock of the Companies. There are no rights plans affecting the Companies.

(e) Except as set forth in Section 4.3(e) of the Disclosure Schedule, there is no Indebtedness of the Companies.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of incorporation or bylaws (or comparable organization documents, as applicable) of the Companies, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Companies on the date hereof or (iii) except as set forth in Section 4.4(a) of the Disclosure Schedule, violate any Contract to which the Companies are a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Companies does not, and the performance of this Agreement by the Companies will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4(b) of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements.

(a) Section 4.5(a) of the Disclosure Schedule contains true and complete copies of (i) the unaudited balance sheet of the Companies as of December 31, 2019 and December 31, 2018 and the related unaudited statements of income and cash flows for the two years ended December 31, 2019 and December 31, 2018 (the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Companies as of September 30, 2020 and the related statements of income and cash flows for the nine-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) Except for the accruals that are referred to in Section 4.5(b) of the Disclosure Schedule, the Financial Statements: (a) are prepared from and consistent with such financial statements as have been prepared and used by the Companies in the ordinary course of managing the Business and measuring and reporting their operating results; (b) are prepared in accordance with OCBOA (except that (i) purchases and inventories are stated at weighted average cost and (ii) neither Company has made any adjustments pursuant to Section 263A of the Code) applied on a consistent basis; and (c) fairly present the assets, liabilities, financial position, results of operations, and cash flows of the Companies as of the dates and for the periods indicated, provided that the Interim Financial Statements do not have statements of cash flow or footnote disclosures.

4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Companies have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Sellers, there is no audit pending against the Companies in respect of any Taxes. There are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Companies have withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Companies are not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Companies are in compliance with all Laws and Orders to which the business of the Companies are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Companies owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Companies do not have any Liability, except for (i) Liabilities set forth on the Interim Financial Statements and (ii) Liabilities which have arisen since the date of the Interim Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) The Companies have good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Companies thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Companies’ tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.10 Real Property. No Company owns any real property. Section 4.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Companies are either lessor or lessee (the “Real Property”). The Sellers have heretofore made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (i) all Real Property Leases are valid and binding Contracts of the Companies and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Companies or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Companies (the “Companies-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Companies-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Companies-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, (i) the Companies are the exclusive owner of the Companies-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers no proceedings have been instituted, are pending or are threatened that challenge the rights of the Companies in or the validity or enforceability of the Companies-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Companies-Owned Intellectual Property as currently used by the Companies in the conduct of the Companies’ business, nor the conduct of the business as presently conducted by the Companies infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Companies have made no claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Companies-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Disclosure Schedule, the Companies have not permitted or licensed any Person to use any Companies-Owned Intellectual Property.

(f) Section 4.11(f) of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Companies licenses from any Person Intellectual Property that is material to and used in the conduct of the business by the Companies.

(g) To the Knowledge of the Sellers, the Companies are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Companies-Owned Intellectual Property or pursuant to which the Companies are licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 4.12 of the Disclosure Schedule, since the date of the Interim Financial Statements:

(a) the Companies have not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Companies have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c) no party (including the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Companies are a party or by which any of them is bound;

(d) the Companies have not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Companies have not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(g) the Companies have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

(h) there has been no change made or authorized in the certificate of incorporation or bylaws of the Companies;

(i) the Companies have not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Companies have not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(k) the Companies have not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Companies have not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) the Companies have not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, the Companies are not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Companies to engage or compete in any manner of the business presently conducted by the Companies; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Companies; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Companies in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither any Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Companies that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Companies (the “Companies Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Companies Benefit Plan, (ii) the most recent summary plan description for each Companies Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Companies Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, (i) none of the Companies Benefit Plans is subject to Title IV of ERISA; (ii) each Companies Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Companies Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Companies to pay an annual salary of $50,000 or more and to which the Companies are a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Companies. The Companies are not party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Companies are in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Companies possesses and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Companies alleging a violation of any Environmental Law. No property currently or formerly owned or operated by the Companies or has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law. Neither the Sellers, nor the Companies have received any written notice, demand, letter, claim or request for information alleging that the Companies or the Sellers are in violation of or liable under any Environmental Law. For purposes of this Agreement, “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Companies or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Companies are not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Inventory. The inventory of the Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods (collectively, “Inventory”). Section 4.19 of the Disclosure Schedule sets forth each item and amount of Inventory owned by the Companies as of the Closing Date. For the avoidance of doubt, neither Sellers nor the Companies makes any representation or warranty (a) with respect to the price or obsolescence of any of the Inventory owned by the Companies as of the Closing Date or (b) with respect to whether any amount of Inventory item owned by the Companies as of the Closing Date is excessive. The Parties agree that the aggregate value of the Inventory shall be equal to the Inventory Value.

4.20 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with past practice, subject only to the reserve for bad debts set forth on the face of the balance sheet included in the Interim Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

4.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Companies.

4.22 Product Warranty. Section 4.22 of the Disclosure Schedule contains a true, correct, and complete copy of each Company’s standard written warranty or warranties for sales of its products, and except as expressly set forth therein, there are no warranties, deviations from standard warranties, or commitments or material obligations with respect to the return, repair, replacement, or re-performance of products under which any Company has any liability. Section 4.22 of the Disclosure Schedule also contains a description of all pending warranty claims involving any Company or the Business as of the Closing Date. Other than in the ordinary course of business, none of the Companies’ products has been the subject of any replacement, field fix, retrofit, modification, or recall campaign. All of the Companies’ products have been designed, manufactured, labeled, and performed so as to meet and comply with all industry standards and specifications and all applicable Laws and Orders currently in effect, and have received all governmental approvals necessary to allow their sale and use.

4.23 Brokers’ Fees. Except as set forth in Section 4.23 of the Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Companies’ cash, the Companies have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.24 Certain Business Relationships with the Companies. Except as set forth in Section 4.24 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with the Companies within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, owns any asset, tangible or intangible, which is used in the Business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other Parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3(b)(i) or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Companies.

ARTICLE VI
COVENANTS

6.1 Consents. The Companies will use its commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Companies’ Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer (which consent will not be unreasonably withheld or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of incorporation, as amended or bylaws, as amended, of the Companies or any amendment of any material term of any outstanding security of the Companies;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any shares of, any capital stock of any class of the Companies (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Companies of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by the Companies which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Companies Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Companies may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Companies Benefit Plans and (B) adopt or amend any Companies Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Companies are a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by the Companies or in any accounting method used by the Companies for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Companies for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Companies;

(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by a Company;

(i) any grant of a Lien on any properties and assets of a Company that would have, individually or in the aggregate, a Material Adverse Effect;

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Companies will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to the premises, properties, books, records (including Tax records), Contracts and documents of or pertaining to the Companies.

6.4 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Companies and Sellers may transfer, or cause to be distributed all cash and cash equivalents of the Companies to, among other things, pay any fees owed by Companies to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money; provided, however, that the Companies shall have an amount in cash in its corporate bank account and on hand at its store locations at the Closing that is equal to the Minimum Cash Amount.

6.5 Notice of Developments. The Sellers and the Companies will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a material breach of any of its respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Companies of any event that could reasonably be expected to cause a material breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.5 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.6 No Solicitation.

(a) Each of the Sellers and the Companies will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, none of the Sellers nor the Companies will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Companies, or any of their Representatives.

6.7 Taking of Necessary Action; Further Action; Taxes. Subject to the terms and conditions of this Agreement, each of the Sellers, the Companies and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable. Without limiting the generality of the foregoing, in the event that any Tax refunds are issued to the Companies that relate to the period prior to the Closing, including without limitation in connection with the drawbacks described on Section 6.7 of the Disclosure Schedules, the Buyer shall cause the Companies to pay over such Tax refunds to the Sellers within five (5) days following the receipt by the Companies of the applicable funds.

6.8 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), each Seller , jointly and severally, shall not engage directly or indirectly in any business that is competitive with the Business within an area of one hundred miles of any geographic area in which the Business is conducted or which the Buyer plans to conduct the Business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Business to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.8 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.9 Financial Information. The Sellers shall use reasonable efforts to cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements for the two full fiscal years preceding the Closing Date, by making available the Sellers’ records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Post-Closing Access to Books and Records. After the Closing, each Party will afford any other Party, its respective counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such Party’s possession relating directly or indirectly to the Business with respect to periods prior to the Closing, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose, including without limitation, the creation of audited financial statements, the preparation of Tax Returns and litigations. Without limitation, after the Closing, each Party will make available to any other Party, as reasonably requested, and to any Taxing authority that is legally permitted to receive the following pursuant to its subpoena power or its equivalent, all books, records and other data relating to Taxes relating to the Business for all periods prior to or including the Closing and will preserve all such books, records and other data until the expiration of any applicable statute of limitations for assessment or refund of Taxes or extensions thereof.

6.11 Disclosure Schedule. The Sellers have prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. Disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall be deemed to be disclosure thereof for purposes of (a) such Schedule, and (b) any other Schedule hereto solely to the extent it is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) that such disclosure is applicable to such other Schedule. and warranties, such language will be disregarded and be of no force or effect.

6.12 Accounts Receivable. The Buyers agree to use commercially reasonable efforts in the ordinary course of business to cause the Companies to collect all accounts receivable outstanding as of the Closing Date during the period following the Closing Date in accordance with past practice. In the event that any such accounts receivable are not collected by the conclusion of such period (the “Uncollected Accounts”), (a) subject to the indemnification provisions of Article IX hereof, the Sellers shall make payment to the Companies in the amount of such Uncollected Accounts and (b) the Buyers shall cause the Companies to assign such Uncollected Accounts for the benefits of the Sellers and the Sellers shall have the right to collect such Uncollected Accounts in their sole discretion and for their sole benefit; provided, that in the event Buyer receives payment in respect of any Uncollected Accounts for which the Sellers have made payment pursuant to clause (a) above, the Buyer shall within five (5) days of receipt of such monies, pay over such amounts to the Sellers.

6.13 Inventory. Prior to the Closing, the Parties shall cooperate to conduct a physical count and valuation of the Inventory (the “Inventory Count”). In order to facilitate the Inventory Count, the Parties shall engage such professionals and advisors as they mutually agree and all costs associated with the engagement of such professionals and advisors shall be borne by the Party incurring such costs. Upon the conclusion of the Inventory Count, the Parties shall agree on the Inventory Value as determined by the Inventory Count by the mutual execution of Section 6.13 of the Disclosure Schedules.

6.14 PPP Loan. Prior to the Closing, the Parties shall cooperate to cause the Companies to apply for forgiveness of the PPP Loan in accordance with U.S. Small Business Administration Procedural Notice # 5000-20057. At the Closing, the Parties are delivering the Escrow Amount to Escrow Agent to be held by Escrow Agent in accordance with the terms of this Section 6.14 and the Escrow Agreement. Within five (5) days following the Closing Date, the Parties shall cooperate to cause the Companies to furnish the following information to Escrow Agent and the U.S. Small Business Administration: (i) the identity of Buyer; (ii) the ownership percentage(s) of Buyer; (iii) the Tax ID/ EIN for any owner holding 20% or more of the Companies; and (iv) a copy or summary of terms of the Escrow Agreement. The Escrow Agent shall deliver from the Escrow Amount to the Sellers any outstanding balance under the PPP Loan that is forgiven by the SBA, and any remaining PPP Loan amounts that are not forgiven by the SBA shall be paid to the SBA in reduction of the PPP Loan.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and each of the Companies will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Companies to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the execution of this Agreement which has had or is reasonably likely to cause a Material Adverse Effect.

(d) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the Parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(f) Each Party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(g) The Sellers shall have obtained releases of any Liens against any of the assets of the Companies (other than Permitted Liens), at the Sellers’ expense.

(h) The Buyer shall have received such pay-off letters and releases relating to the indebtedness as it shall have requested, and such pay-off letters shall be in form and substance satisfactory to it.

(i) The Companies shall have delivered evidence reasonably satisfactory to the Buyer of the Companies’ corporate organization and proceedings and its existence in the jurisdiction in which it is incorporated, including evidence of such existence as of the Closing.

(j) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Companies after the Closing.

(k) The Buyer shall have entered into an employment agreement with the Seller Representative on terms and subject to conditions to be mutually agreed upon.

(l) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

(m) The Parties shall have completed the Inventory Count and agreed on the Inventory Value in accordance with Section 6.13 of this Agreement.

7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the Parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each Party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f) The Seller Representative shall have entered into an employment agreement with the Buyer on terms and subject to conditions to be mutually agreed upon.

(g) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

(h) The Parties shall have completed the Inventory Count and agreed on the Inventory Value in accordance with Section 6.13 of this Agreement.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before December 31, 2020; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if the Sellers or the Companies have breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Companies or the Sellers (or any stockholder, agent, consultant or Representative of any such Party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.13, 10.15 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Companies and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Companies or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Companies, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Companies to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Companies. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period fifteen (15) months following the Closing Date, at which time they shall expire; provided, however, that (i) the representations and warranties set forth in Sections 3.1 (Authority and Enforceability), 3.3 (The Shares), 3.4 (Broker’s Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), and 4.17 (Environmental) of this Agreement (the “Fundamental Representations”) shall survive indefinitely and (ii) the representations and warranties in Section 4.6 (Taxes) of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

9.2 Indemnification by Sellers. From and after the Closing, the Sellers shall indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Companies contained in Article III or IV of this Agreement or (b) the failure of the Sellers to perform any of his or her covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Sellers Indemnified Party” and collectively the “Sellers Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Sellers Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Sellers Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.5 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limitation on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to acts of fraud or the Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds $1,825,000.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to acts of fraud or Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $100,000. In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed $100,000, the Buyer Indemnified Parties shall be entitled to the amount of such Losses that exceeds the $100,000 threshold.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

(d) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnitee (net of costs of recovery).

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

9.7 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.13.

9.8 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Companies on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other Party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the Parties hereto and supersedes any prior understandings, agreements or representations by or among the Parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Companies, the Buyer.

10.5 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices and other communications that are required or permitted to be given to the Parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by electronic mail, by telecopy, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at the address specified below or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice shall be deemed given on the date of delivery, in the case of personal delivery, electronic mail, or telecopy, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to the Buyer: 1847 Wolo Inc.

c/o 1847 Holdings LLC

590 Madison Avenue, 21st Floor

New York, NY 10022

Attn: Ellery W. Roberts

Email: eroberts@1847holdings.com

with a copy to: Bevilacqua PLLC

1050 Connecticut Avenue, NW

Suite 500

Washington, DC 20036

Attn: Louis A. Bevilacqua

Email: lou@bevilacquapllc.com

Facsimile: 202-869-0889

If to the Companies: Wolo Manufacturing Corp.

1 Saxwood Street

Deer Park, NY, 11729

Attn: Stanley Solow

Email: stan1952@optonline.net

with a copy to: Meltzer, Lippe, Goldstein & Breitstone, LLP

Attn: Ira Halperin , Esq.

190 Willis Ave

Mineola, NY 11501

Facsimile (516) 747-0653

Email ihalperin@meltzerlippe.com

If to the Sellers or

Seller Representative: Stanley Solow

1 Saxwood Street

Deer Park, NY, 11729

Attn: Stanley Solow

Email: stan1952@optonline.net

with a copy to: Meltzer, Lippe, Goldstein & Breitstone, LLP

Attn: Ira Halperin , Esq.

190 Willis Ave

Mineola, NY 11501

Facsimile (516) 747-0653

Email ihalperin@meltzerlippe.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN OR HAVING JURISDICTION OVER THE STATE OF NEW YORK, COUNTIES OF NASSAU AND SUFFOLK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.10   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11   Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12   Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13   Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.14   Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.15   Seller Representative. The Sellers hereby appoint and constitute Stanley Solow as the “Seller Representative” hereunder, to exercise the powers on behalf of the Sellers set forth in this Agreement, and Stanley Solow hereby accepts such appointment. The Sellers, by execution of this Agreement, each hereby constitute and appoint the Seller Representative his or her true and lawful attorney in fact, with full power in his or her name and on his or her behalf, in the absolute discretion of Seller Representative: (i) to act on behalf of the Sellers according to the terms of this Agreement; (ii) to give and receive notices on behalf of the Sellers; (iii) to act on behalf of the Sellers in connection with any matter as to which Sellers are an “Indemnified Party” or “Indemnifying Party” under Article IX; and (iv) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney, and all authority hereby conferred, is granted subject to the interests of Buyer hereunder and in consideration of the mutual covenants and agreements made herein and will be irrevocable and will not be terminated by any act of the Sellers or by operation of Law or by the occurrence of any other event. All action taken by Seller Representative hereunder will be final and binding upon the Sellers. The Sellers agree to hold the Seller Representative free and harmless from any and all loss, damage, or liability that they, or any one of them, may sustain as a result of any action taken in good faith by Seller Representative hereunder.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 Wolo Inc.

By:
Name:
Title:

COMPANIES:

WOLO MANUFACTURING CORP.

By:
Name:	Stanley Solow
Title:	President and CEO

WOLO INDUSTRIAL HORN & SIGNAL, INC.

By:
Name:	Stanley Solow
Title:	President and CEO

SELLERS:

By:
Name:	Stanley Solow

By:
Name:	Barbara Solow

SELLER REPRESENTATIVE:

By:
Name:	Stanley Solow